As filed with the Securities and Exchange Commission on January 16, 2002

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTERNET PICTURES CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	52-2213841

(State of Incorporation)	(I.R.S. Employer Identification No.)

3160 Crow Canyon Road
San Ramon, California 94583
(Address of principal executive offices)

AMENDED AND RESTATED
INTERNET PICTURES CORPORATION
2001 EQUITY INCENTIVE PLAN
(Full Title of the Plans)

DONALD W. STRICKLAND

Chief Executive Officer
Internet Pictures Corporation
3160 Crow Canyon Road
San Ramon, California 94583
(925) 242-4002
(Name, address and telephone number of agent for service)

(with copies to:)

Roger D. Bailey	Matthew S. Heiter

Baker, Donelson, Bearman & Caldwell	General Counsel

1800 Republic Centre	Internet Pictures Corporation

633 Chestnut Street	165 Madison Avenue, 20th Floor

Chattanooga, Tennessee 37450	Memphis, Tennessee 38103

(423) 209-4124	(901) 577-8117

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share	Price	Registration Fee

Common Stock, $0.001 par value	6,000,000 shares(1)	$3.28 (2)	$19,650,000 (2)	$4,697	(1)(2)

(1)	This figure represents the number of shares of common stock of the Registrant (the “Common Stock”) authorized and registered hereby under the Registrant’s Amended and Restated Internet Pictures Corporation 2001 Equity Incentive Plan (the “2001 Plan”). The maximum number of shares which may be sold upon exercise of options granted under the 2001 Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of such Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee. Such estimate has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 (the “1933 Act”), as amended, and are based upon the average high and low sales prices of the Registrant’s Common Stock as reported on the National Market of the Nasdaq Stock Market on January 15, 2002.

     Pursuant to Rule 462 of the 1933 Act, the Registration Statement on Form S–8 shall be effective upon filing with the Commission.

PART I
PART II
SIGNATURES
AMENDED & RESTATED 2001 EQUITY INCENTIVE PLAN
OPINION & CONSENT OF BAKER DONELSON
CONSENT OF PRICEWATERHOUSECOOPERS LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be separately sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K filed April 2, 2001, as amended by Amendment No. 1 on Form 10-K/A filed April 30, 2001, as amended by Amendment No. 2 on Form 10-K/A filed June 1, 2001.

(b)	The Registrant’s Current Report on Form 8-K filed January 29, 2001.

(c)	The Registrant’s Current Report on Form 8-K filed May 14, 2001.

(d)	The Registrant’s Current Report on Form 8-K filed May 29, 2001.

(e)	The Registrant’s Quarterly Report on Form 10-Q filed May 15, 2001.

(f)	The Registrant’s Quarterly Report on Form 10-Q filed August 14, 2001.

(g)	The Registrant’s Current Report on Form 8-K filed on October 3, 2001.

(h)	The Registrant’s Quarterly Report on Form 10-Q filed October 31, 2001.

(i)	The description of the Registrant’s common stock set forth under the caption “Description of Capital Stock” on page 56 contained in the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) on May 4, 2000, File No. 333-32680 including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, except to modified or superseded to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

     No response is required to this item.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     No response is required to this item.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant has adopted provisions in its certificate of incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties, in certain circumstances, to the fullest extent permitted by law. Additionally, the Registrant’s certificate of incorporation and bylaws provide that it will indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the maximum extent permissible under Delaware General Corporation Law (the “DGCL”). Under Delaware law, a corporation may indemnify any person made or threatened to be made a party to any action or proceeding (other than stockholder derivative suits) because he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation or firm. In order to be indemnified, the director, officer, employee or agent must (i) act in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the corporation and (ii) in respect to a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

     In the case of stockholder derivative suits under Delaware law, the corporation may also indemnify if the director, officer, employee or agent acted in good faith and in a manner the director reasonably believed to be in, and not opposed to, the best interests of the corporation. Unless a court finds that an individual is fairly and reasonably entitled to indemnity, the corporation cannot indemnify an individual in stockholder derivative suits where there is any claim, issue or matter in which the individual has been found liable to the corporation.

     Under the DGCL, a corporation must indemnify a director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because of his or her position as a director or officer for expenses actually or reasonably incurred by the person. Expenses incurred by an officer or director in defending any civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The indemnification and expense advancement provisions under Delaware law described above are not exclusive of other rights of indemnification and advancement that a director or officer may be granted by a corporation in its bylaws or by a vote of stockholders or disinterested directors or by an agreement.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     No response is required to this item.

Item 8. EXHIBITS

Exhibit Number	Description

4	Amended and Restated Internet Pictures Corporation 2001 Equity Incentive Plan

5	Opinion and Consent of Baker, Donelson, Bearman & Caldwell

23.1	Consent of Baker, Donelson, Bearman & Caldwell (contained in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants of Internet Pictures Corporation

24	Power of Attorney (Included on signature page)

Item 9. UNDERTAKINGS

(a)  The Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 15th day of January, 2002.

INTERNET PICTURES CORPORATION

By:	/s/ Donald W. Strickland Donald W. Strickland, Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald W. Strickland, Paul Farmer and Matthew S. Heiter his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Donald W. Strickland Donald W. Strickland	Director and Chief Executive Officer	January 15, 2002

/s/ Paul Farmer Paul Farmer	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	January 15, 2002

/s/ Gregory S. Daily Gregory S. Daily	Director	January 15, 2002

/s/ Michael D. Easterly Michael D. Easterly	Director	January 15, 2002

Laban P. Jackson, Jr.	Director	January ____, 2002

/s/ David M. Wilds David M. Wilds	Director	January 15, 2002

Thomas M. Garrott	Director	January ____, 2002